EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the inclusion in Form 10-K of Associated Business & Commerce Insurance Corporation for the year ended December 31, 1996, of our report dated April 11, 1997 upon the financial statements of Associated Business & Commerce Insurance Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994 and our report dated March 20, 1996 upon the financial statements of Associated Business and Commerce Workers' Compensation Self-Insurance Fund for the years ended December 31, 1995, 1994, and 1993.




                      /s/ SCHMIDT, RAINES, TRIESTE, DICKENSON & ADAMS, P.L.
                      -------------------------------------------------
                      Schmidt, Raines, Trieste, Dickenson & Adams, P.L.

April 14, 1997